Spectrum Control Acquires SatCon Electronics, Inc.

Significantly Expands Spectrum’s Microwave Product Capabilities

Fairview, PA, September 29, 2008 ----- Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of custom electronic products and systems, announced today that Spectrum Microwave, Inc., its wholly-owned subsidiary, has acquired substantially all of the assets and assumed certain liabilities of SatCon Electronics, Inc. (“SatCon Electronics”). SatCon Electronics, based in Marlborough, Massachusetts, designs and manufactures high performance microelectronic components. The total purchase price of the acquisition was approximately $5.6 million.

Dick Southworth, Spectrum Control’s President and Chief Executive Officer, commented, “With this acquisition, we continue to execute our strategic plan of product and technology expansion. SatCon Electronics’ products include sophisticated hybrid components and subsystems, signal converters, and a full line of thin and thick film circuits. Even more importantly, their capabilities and technologies include high frequency millimeterwave products, which are a natural complement and extension to our current Microwave Components and Systems Business. All of these complex products are used in numerous military and commercial applications, including secure communication systems and high frequency wireless devices.” SatCon Electronics’ recent annual revenues have approximated $10.0 million.

About Spectrum Control

Spectrum Control, Inc. is a leader in the design, development and manufacture of custom electronic products and systems for the defense, aerospace, communications, and medical industries worldwide. For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

Corporate Headquarters 8031 Avonia Road Fairview, PA 16415 Phone: 814/474-2207 Fax: 814/474-2208	Investor Relations John P. Freeman, Senior Vice President and Chief Financial Officer Spectrum Control, Inc. Phone: 814/474-4310